Corporate Communications:	Investor Relations:
Mark Stouse	Derrick Vializ
713-918-2714	713-918-1805
mark_stouse@bmc.com	derrick_vializ@bmc.com
BMC Software Announces Fiscal 2007 First Quarter Results
•	Management Raises Non-GAAP EPS Guidance for Fiscal 2007

•	BSM Strategy Drives 4 Percent Increase in Revenues Over the Prior Year

•	Non-GAAP Operating Margin and Profitability Significantly Improve

•	Company Has Met or Exceeded Guidance for Five Straight Quarters
          HOUSTON, August 8, 2006 —BMC Software today announced that fiscal 2007 first quarter net earnings on a GAAP basis were $31 million, or $0.15 per diluted share, compared to a loss of $41 million, or a loss of $0.19 per diluted share in the year-ago period.
“BMC Software is off to a solid start for fiscal 2007,” said Bob Beauchamp, the Company’s president and chief executive officer. “We continue to see positive results in terms of revenue growth, improved operating margin and exceptional growth in earnings per share. Our Business Service Management strategy continues to gain traction in the marketplace, and we continue to expand our recognized lead in this space.”
In addition, the Company posted the following key results for the first quarter of fiscal 2007:
•	Non-GAAP net earnings, which exclude special items, were $65 million, or $0.31 per diluted share, compared to $42 million, or $0.19 per diluted share in the year-ago period. Included in the financial tables is a complete reconciliation between GAAP and non-GAAP results.

•	Total revenues increased 4 percent, to $361 million from $348 million in the year-ago period.

•	GAAP operating income was $19 million compared to a loss of $23 million in the first quarter of fiscal 2006. GAAP operating margin was 5 percent compared to an operating margin of negative 7 percent in the fiscal 2006 first quarter.

•	Non-GAAP operating income increased by $24 million, or 56 percent, to $68 million, compared to $43 million in the first quarter of fiscal 2006. Non-GAAP operating margin increased seven percentage points, to 19 percent.

•	The balance sheet remained strong, ending the period with $1.6 billion in deferred revenues and a record high of $1.4 billion in cash and marketable securities.

In addition, the Company continued its accelerated stock buy-back program, spending $150 million to re-purchase approximately 7 million outstanding shares during the quarter. The Company has approximately $659 million remaining under its current $1 billion share repurchase program, which was approved in the third quarter of fiscal 2006.
The Company also said it continues to see evidence that Business Service Management is going main-stream with customers. Recently, Goldman Sachs polled 100 top IT executives with strategic decision-making authority. The July 2006 study asked, ‘Which software vendors are gaining or losing share as part of your IT spending?’ BMC Software, for the first time in the survey’s five-year history, was in the share gainer’s column. None of the Company’s larger competitors made the share gainer’s list.
“During the first quarter of fiscal 2007, we achieved the highest operating margin in any quarter in the past six years,” said Steve Solcher, the Company’s chief financial officer. “This positions us well to achieve our goal of a 20 percent operating margin for the year, as we continue to grow revenues and increase operating efficiencies. We are also increasing shareholder value through our aggressive share repurchase program, while maintaining a strong balance sheet.”
Fiscal 2007 Guidance
With the Company’s improved profitability in the first quarter, it is raising its non-GAAP EPS guidance for the year. BMC now expects non-GAAP earnings per share will range between $1.28 and $1.38 for fiscal 2007, using an estimated tax rate of 28 percent. Non-GAAP EPS excludes an estimated $0.44 of special items including expenses for amortization of acquired technology and intangibles, stock-based compensation and restructuring.
The Company continues to expect revenue growth in the low to mid single digits, and a non-GAAP operating margin of 20 percent for the fiscal year. Fiscal 2007 cash flow from operations is expected to be between $400 million and $450 million, which includes negative impacts from an estimated $45 million related to the timing of servicing receipts as well as an estimated $30 million in restructuring payments.
For the second quarter of fiscal 2007, BMC expects revenues to be in the range of $365 million to $380 million and non-GAAP EPS to be in the $0.27 to $0.32 range, using an estimated tax rate of 28 percent. Non-GAAP EPS excludes an estimated $0.11 of special items including expenses for amortization of acquired technology and intangibles, stock-based compensation and restructuring.

Conference Call
A conference call to discuss first quarter fiscal 2007 results is scheduled for today, August 8, 2006 at 4:00 pm Central Time. Those interested in participating may call (719) 457-2625 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the company’s website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP net earnings and (d) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Each of these non-GAAP financial measures excludes restructuring charges, amortization of acquired technology and intangibles, and, for fiscal 2007, stock-based compensation expenses. In addition, non-GAAP net earnings and non-GAAP diluted net earnings per share for fiscal 2006 exclude income tax expense associated with the one-time repatriation of certain foreign earnings. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges, amortization of acquired technology and intangibles and stock-based compensation expenses that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Amortization of acquired technology and intangibles. Our non-GAAP financial measures exclude costs associated with the amortization of acquired technology and intangibles. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of acquired technology and intangibles, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

•	Stock-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by SFAS 123R for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which excludes expenses related to stock-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of stock-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to SFAS 123R equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

•	Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

•	Repatriation of foreign earnings. The income tax expense associated with the Company’s repatriation of foreign earnings is excluded, as management believes this to be a one-time event as provided by the American Jobs Creation Act (the “Act”). Due to the significant amount of the charge and the one-time nature of the repatriation permitted by the Act, management excludes these costs when it evaluates the Company’s operations and for internal reporting and forecasting purposes.
This news release contains both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software’s operating results and could cause BMC Software’s actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) BMC Software’s revenues and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) BMC Software’s operating costs and expenses are relatively fixed over the short term; 3) increased competition and pricing pressures could adversely affect BMC Software’s earnings; 4) BMC Software’s maintenance revenue could decline if maintenance renewal rates decline or if license revenues do not grow; 5) new software products and product strategies may not be timely introduced or successfully adopted; 6) BMC Software’s quarterly cash flow from operations is and has been volatile and is dependent upon a number of factors described in BMC Software’s filings with the SEC; 7) BMC Software’s effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect the company’s earnings; and 8) the additional risks and important factors described in BMC Software’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. This filing is available on the company’s website at www.bmc.com/investors. BMC Software undertakes no obligation to update information contained in this release.
     About BMC Software
     BMC Software [NYSE:BMC] is a leading global provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC posted fiscal 2006 revenues of approximately $1.5 billion. For more information, visit www.bmc.com.

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BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. © 2006, BMC Software, Inc. All rights reserved.

BMC SOFTWARE, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Incr/(Decr)
	June 30,	June 30,	Percentage
	Fiscal 2006	Fiscal 2007	Change
	(In millions, except
	per share data)
Revenues:
License	$113.9	$111.0	(3)%
Maintenance	213.6	229.0	7%
Professional services	20.8	21.4	3%

Total revenues	348.3	361.4	4%

Cost of license revenues	34.0	23.6	(31)%
Cost of maintenance revenues	43.6	47.6	9%
Cost of professional services	20.5	23.0	12%
Research and development expenses	50.0	43.7	(13)%
Selling and marketing expenses	119.4	121.3	2%
General and administrative expenses	51.6	50.9	(1)%
Amortization of intangible assets	9.0	6.4	(29)%
Severance, exit costs and related charges	43.1	25.8	(40)%

Total operating expenses	371.2	342.3	(8)%

Operating income (loss)	(22.9)	19.1	nm
Other income, net	17.6	22.2	26%

Earnings (loss) before income taxes	(5.3)	41.3	nm
Income tax provision (benefit)	35.8	10.3	(71)%

Net (loss) earnings	$(41.1)	$31.0	nm

Diluted earnings (loss) per share	$(0.19)	$0.15	nm

Shares used in computing diluted earnings per share	219.6	211.2	(4)%

BMC SOFTWARE, INC. AND SUBSIDIARIES
BALANCE SHEETS

	(Audited)	(Unaudited)			(Audited)	(Unaudited)
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2005	2006	2006
	(In millions)
Current assets:
Cash and cash equivalents	$820.1	$853.7	$526.0	$620.4	$905.9	$724.0	(a)
Marketable securities	108.7	115.1	341.3	241.7	157.5	443.9	(a)
Trade accounts receivable, net	202.4	128.9	116.7	159.2	167.8	128.0
Current trade finance receivables, net	151.8	127.7	118.1	147.3	123.2	102.6
Other current assets	192.9	167.6	171.1	165.2	152.0	158.8

Total current assets	1,475.9	1,393.0	1,273.2	1,333.8	1,506.4	1,557.3

Property and equipment, net	383.7	366.2	359.2	360.6	352.1	90.9
Software development costs and related assets, net	126.1	118.5	113.7	114.6	110.8	112.3
Long-term marketable securities	354.3	327.1	352.3	311.4	280.3	235.1	(a)
Long-term finance receivables, net	126.1	94.3	91.8	95.7	81.9	64.0
Acquired technology, goodwill and intangibles, net	687.9	661.6	643.0	627.9	614.9	753.4
Other long-term assets	188.4	196.2	196.9	202.5	264.5	258.1

Total Assets	$3,342.4	$3,156.9	$3,030.1	$3,046.5	$3,210.9	$3,071.1

Current liabilities:
Accounts payable and accrued liabilities	$345.8	$273.0	$219.3	$261.6	$393.6	$300.8
Current portion of deferred revenue	769.3	782.2	752.4	760.7	808.8	825.9

Total current liabilities	1,115.1	1,055.2	971.7	1,022.3	1,202.4	1,126.7

Long-term deferred revenue	873.6	863.0	813.2	814.1	819.5	808.7
Other long-term liabilities	91.9	88.1	90.7	93.4	90.2	109.2

Total stockholders’ equity	1,261.8	1,150.6	1,154.5	1,116.7	1,098.8	1,026.5

Total Liabilities and Stockholders’ Equity	$3,342.4	$3,156.9	$3,030.1	$3,046.5	$3,210.9	$3,071.1

(a) Total cash and marketable securities	$1,283.1	$1,295.9	$1,219.6	$1,173.5	$1,343.7	$1,403.0

BMC SOFTWARE, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	Fiscal 2006	Fiscal 2007
	(In millions)
Cash flows from operating activities:
Net earnings (loss)	$(41.1)	$31.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.5	39.7
(Gain) on marketable securities	(0.8)	—
Stock-based compensation	0.8	10.8
Decrease in finance receivables	55.5	38.8
Increase (decrease) in payables to third-party financing institutions for finance receivables	(15.5)	(59.5)
Increase (decrease) in accrued severance, exit costs and related charges	8.3	12.4
(Decrease) increase in deferred revenues	2.2	2.9
Net change in other assets and liabilities	26.0	(20.6)

Net cash provided by (used in) operating activities	92.9	55.5

Cash flows from investing activities:
Cash paid for technology acquisitions and other investments, net of cash acquired	(3.3)	(143.7)
Purchases of marketable securities	(7.3)	(310.8)
Proceeds from maturities of/sales of marketable securities	30.9	68.4
Proceeds from sale of property and equipment, net	5.0	—
Purchases of property and equipment	(4.2)	(4.7)
Capitalization of software development costs and related assets	(11.1)	(15.8)

Net cash provided by (used in) investing activities	10.0	(406.6)

Cash flows from financing activities:
Payments on capital leases	(1.4)	(1.5)
Stock options exercised	16.9	29.7
Proceeds from sale leaseback transaction	—	291.9
Repayment of debt acquired	—	(5.0)
Excess tax benefit from stock-based compensation	—	2.2
Treasury stock acquired	(86.0)	(150.0)

Net cash provided by (used in) financing activities	(70.5)	167.3

Effect of exchange rate changes on cash	1.2	1.9

Net change in cash and cash equivalents	33.6	(181.9)
Cash and cash equivalents, beginning of period	820.1	905.9

Cash and cash equivalents, end of period	$853.7	$724.0

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	Fiscal 2006	Fiscal 2007
GAAP operating expenses	$371.2	$342.3

Severance, exit costs and related charges	(43.1)	(25.8)
Amortization of acquired technology & intangibles	(23.2)	(12.1)
Stock-based compensation (SFAS 123R)	—	(10.8)

Non-GAAP operating expenses	$304.9	$293.6

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	Fiscal 2006	Fiscal 2007
GAAP operating income (loss)	$(22.9)	$19.1

Severance, exit costs and related charges	43.1	25.8
Amortization of acquired technology & intangibles	23.2	12.1
Stock-based compensation (SFAS 123R)	—	10.8

Non-GAAP operating income	$43.4	$67.8

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30,	June 30,		June 30,	June 30,		June 30,	June 30,
	Fiscal 2006	Fiscal 2007		Fiscal 2006	Fiscal 2007		Fiscal 2006	Fiscal 2007
GAAP Revenues:	$348.3	$361.4	GAAP Operating Income:	$(22.9)	$19.1	GAAP Operating Margin:	(7%)	5%

			Severance, exit costs and related charges	43.1	25.8
			Amortization of acquired technology & intangibles	23.2	12.1
			Stock-based compensation (SFAS 123R)	—	10.8
GAAP Revenues:	$348.3	$361.4	Non-GAAP Operating Income:	$43.4	$67.8	Non-GAAP Operating Margin:	12%	19%

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	Fiscal 2006	Fiscal 2007
GAAP net earnings (loss)	$(41.1)	$31.0

Severance, exit costs and related charges	43.1	25.8
Amortization of acquired technology & intangibles	23.2	12.1
Stock-based compensation (SFAS 123R)	—	10.8
Subtotal pretax reconciling items	66.3	48.7

Income tax provision (benefit) for earnings to be repatriated	36.4	—
Tax effect of reconciling items	(19.7)	(14.4)
Subtotal of tax impact	16.7	(14.4)

Non-GAAP net earnings	$41.9	$65.3

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	Fiscal 2006	Fiscal 2007
GAAP diluted earnings (loss) per share	$(0.19)	$0.15

Severance, exit costs and related charges	0.20	0.12
Amortization of acquired technology & intangibles	0.10	0.06
Stock-based compensation (SFAS 123R)	—	0.05

Subtotal pretax reconciling items	$0.30	$0.23

Income tax provision (benefit) for earnings to be repatriated	0.16	—
Tax effect of reconciling items	(0.09)	(0.07)

Subtotal of tax impact	0.08	(0.07)

Non-GAAP diluted net earnings per share	$0.19	$0.31

Shares used in computing diluted earnings per share (In millions)	221.0	211.2